Exhibit 99.1
Clear Channel Communications Sues Banks for Tortious Interference with Merger
Company Asks For Injunction or Damages Substantially
Exceeding $26 Billion Merger Price
SAN ANTONIO — March 26, 2008 — Clear Channel Communications, Inc., joined by CC Media Holdings, Inc., a unit of Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC, today sued the banks who had committed to financing the debt connected to their $26 billion merger for tortious interference. The lawsuit, filed in Bexar Country, Texas, alleges that the banks are “refusing to execute necessary documents in an overt effort to ‘run out the clock’ and cause [their] merger agreement to collapse” and are “fabricating false reasons to refuse to proceed with the transaction — all in an effort to deprive Plaintiffs’ of their vested contractual rights under the Merger Agreement which Defendants know must close by June 12, 2008.”
Adding that the opportunity for CC Media Holdings to acquire Clear Channel is “uniquely valuable and irreplaceable”, the suit further claims that the banks’ recent actions create “immeasurable damages exceeding the parties’ agreement for $26 billion”.
The defendants are Citigroup, Morgan Stanley, Credit Suisse, RBS, Wachovia, and Deutsche Bank.
“The financial risk to the banks in this suit dwarfs any risk they think they have in funding the debt,” said Mark Mays, CEO of Clear Channel Communications. “The behavior of these banks is irresponsible, unprofessional and unjustified. The Defendants have made clear that they are determined, by any means possible, to destroy the merger and thus avoid their obligation to fund, as they are required legally to do.”
Bain Capital and THL Partners issued the following joint statement: “We want to do this deal. We are ready to close, have funded the equity portion of the purchase consideration, maintain our enthusiasm for the investment, and are fully prepared to fulfill our contractual obligations to complete the deal.”
About Clear Channel Communications
Clear Channel Communications, Inc. (NYSE:CCU) is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premiere opportunities for advertisers. Based in San Antonio, Texas, the company’s businesses include radio, television and outdoor displays. More information is available at www.clearchannel.com.

Contacts:
Lisa Dollinger (media)
Clear Channel Communications
(210) 822-2828
lisadollinger@clearchannel.com
Michele Clarke (media)
Brainerd Communicators
(212) 986-6667
clarke@braincomm.com
Randy Palmer (investors)
Clear Channel Communications
(210) 822-2828
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